                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934*
                                (AMENDMENT NO. 8)


                           UNO RESTAURANT CORPORATION
         ---------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
      --------------------------------------------------------------------
                         (Title of Class of Securities)

                                   914900-10-5
     ---------------------------------------------------------------------
                                 (CUSIP Number)


                         CONSTANTINE ALEXANDER, ESQUIRE
                            JAMES E. DAWSON, ESQUIRE
                          NUTTER, MCCLENNEN & FISH, LLP
                             ONE INTERNATIONAL PLACE
                              BOSTON, MA 02110-2699
                                 (617) 439-2000
-------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                  JULY 31, 2001
   ---------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(b)(e), 240.13d-1(f) OR 240.13d-1(g), check
the following box. |_|

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
-----------------------                                  -----------------------
 CUSIP NO. 914900-10-5                                        Page 2 of 13
-----------------------                                  -----------------------

--------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

           UNO ASSOCIATES
--------------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  |X|
                                                                   (b)  | |
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           BK, OO
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                  |_|

--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          MASSACHUSETTS
--------------------------------------------------------------------------------
       NUMBER OF             7     SOLE VOTING POWER
                                   0
         SHARES         --------------------------------------------------------
                             8     SHARED VOTING POWER
      BENEFICIALLY                 11,017,554
                        --------------------------------------------------------
     OWNED BY EACH           9     SOLE DISPOSITIVE POWER
                                   0
       REPORTING        --------------------------------------------------------
                            10     SHARED DISPOSITIVE POWER
      PERSON WITH                  11,017,554

--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           11,017,554
--------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                 |_|

--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           100%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                  -----------------------
 CUSIP NO. 914900-10-5                                        Page 3 of 13
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

           AARON D. SPENCER
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                     (b) |_|

--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------

    4      SOURCE OF FUNDS*

           BK, OO
--------------------------------------------------------------------------------

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)          |_|
--------------------------------------------------------------------------------

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.
--------------------------------------------------------------------------------

       NUMBER OF             7     SOLE VOTING POWER
                                   0
         SHARES         --------------------------------------------------------
                             8     SHARED VOTING POWER
      BENEFICIALLY                 11,017,554
                        --------------------------------------------------------
     OWNED BY EACH           9     SOLE DISPOSITIVE POWER
                                   0
       REPORTING        --------------------------------------------------------
                            10     SHARED DISPOSITIVE POWER
      PERSON WITH                  11,017,554

--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           11,017,554
--------------------------------------------------------------------------------

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                          |_|

--------------------------------------------------------------------------------

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           100%
--------------------------------------------------------------------------------

   14      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                  -----------------------
 CUSIP NO. 914900-10-5                                        Page 4 of 13
-----------------------                                  -----------------------

--------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

           CRAIG S. MILLER
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  |X|
                                                                    (b)  |_|

--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------

    4      SOURCE OF FUNDS*

           BK, OO
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                  |_|

--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.
--------------------------------------------------------------------------------
       NUMBER OF             7     SOLE VOTING POWER
                                   0
         SHARES         --------------------------------------------------------
                             8     SHARED VOTING POWER
      BENEFICIALLY                 11,017,554
                        --------------------------------------------------------
     OWNED BY EACH           9     SOLE DISPOSITIVE POWER
                                   0
       REPORTING        --------------------------------------------------------
                            10     SHARED DISPOSITIVE POWER
      PERSON WITH                  11,017,554
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           11,017,554
--------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*

           |-|
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           100%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                  -----------------------
 CUSIP NO. 914900-10-5                                        Page 5 of 13
-----------------------                                  -----------------------


--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

           ROBERT M. VINCENT

--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) |X|
                                                                    (b) |_|
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           BK, OO
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                  |_|
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.
--------------------------------------------------------------------------------

       NUMBER OF             7     SOLE VOTING POWER
                                   0
         SHARES         --------------------------------------------------------
                             8     SHARED VOTING POWER
      BENEFICIALLY                 11,017,554
                        --------------------------------------------------------
     OWNED BY EACH           9     SOLE DISPOSITIVE POWER
                                   0
       REPORTING        --------------------------------------------------------
                            10     SHARED DISPOSITIVE POWER
      PERSON WITH                  11,017,554
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           11,017,554
--------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                       |_|

--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           100%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                  -----------------------
 CUSIP NO. 914900-10-5                                        Page 6 of 13
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

           ALAN M. FOX

--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) |X|
                                                                (b) |_|
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           BK, OO
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEMS 2(d) or 2(e)                  |_|

--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.
--------------------------------------------------------------------------------
       NUMBER OF             7     SOLE VOTING POWER
                                   0
         SHARES         --------------------------------------------------------
                             8     SHARED VOTING POWER
      BENEFICIALLY                 11,017,554
                        --------------------------------------------------------
     OWNED BY EACH           9     SOLE DISPOSITIVE POWER
                                   0
       REPORTING        --------------------------------------------------------
                            10     SHARED DISPOSITIVE POWER
      PERSON WITH                  11,017,554

--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           11,017,554
--------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                    |_|

--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           100%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                  -----------------------
 CUSIP NO. 914900-10-5                                        Page 7 of 13
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

           PAUL W. MACPHAIL
--------------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |X|
                                                                   (b) |_|
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           BK, OO
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                  |_|

--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.
--------------------------------------------------------------------------------

       NUMBER OF             7     SOLE VOTING POWER
                                   0
         SHARES         --------------------------------------------------------
                             8     SHARED VOTING POWER
      BENEFICIALLY                 11,017,554
                        --------------------------------------------------------
     OWNED BY EACH           9     SOLE DISPOSITIVE POWER
                                   0
       REPORTING        --------------------------------------------------------
                            10     SHARED DISPOSITIVE POWER
      PERSON WITH                  11,017,554
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           11,017,554
--------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                     |_|

--------------------------------------------------------------------------------

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           100%
--------------------------------------------------------------------------------

   14      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                  -----------------------
 CUSIP NO. 914900-10-5                                        Page 8 of 13
-----------------------                                  -----------------------

--------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

           LISA S. COHEN
--------------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) |X|
                                                                (b) |_|
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           BK, OO
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                  |_|
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.
--------------------------------------------------------------------------------

       NUMBER OF             7     SOLE VOTING POWER
                                   0
         SHARES         --------------------------------------------------------
                             8     SHARED VOTING POWER
      BENEFICIALLY                 0
                        --------------------------------------------------------
     OWNED BY EACH           9     SOLE DISPOSITIVE POWER
                                   0
       REPORTING        --------------------------------------------------------
                            10     SHARED DISPOSITIVE POWER
      PERSON WITH                  0
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                       |_|

--------------------------------------------------------------------------------

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                  -----------------------
 CUSIP NO. 914900-10-5                                         Page 9 of 13
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

           MARK SPENCER
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) |X|
                                                                    (b) |_|
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           BK, OO
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                  |_|
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.
--------------------------------------------------------------------------------

       NUMBER OF             7     SOLE VOTING POWER
                                   0
         SHARES         --------------------------------------------------------
                             8     SHARED VOTING POWER
      BENEFICIALLY                 0
                        --------------------------------------------------------
     OWNED BY EACH           9     SOLE DISPOSITIVE POWER
                                   0
       REPORTING        --------------------------------------------------------
                            10     SHARED DISPOSITIVE POWER
      PERSON WITH                  0
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                       |_|

--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                  -----------------------
 CUSIP NO. 914900-10-5                                        Page 10 of 13
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

           UNO RESTAURANT HOLDINGS CORPORATION
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |X|
                                                                       (b) |_|
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           BK, OO
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                  |_|
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           DELAWARE
--------------------------------------------------------------------------------

       NUMBER OF             7     SOLE VOTING POWER
                                   0
         SHARES         --------------------------------------------------------
                             8     SHARED VOTING POWER
      BENEFICIALLY                 11,017,554
                        --------------------------------------------------------
     OWNED BY EACH           9     SOLE DISPOSITIVE POWER
                                   0
       REPORTING        --------------------------------------------------------
                            10     SHARED DISPOSITIVE POWER
      PERSON WITH                  11,017,554
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           11,017,554
--------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                          |_|
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           100%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

         This Amendment No. 8 to Schedule 13D, dated August 16, 2001, amends and supplements the Schedule 13D dated August 26, 1996 originally filed by Aaron D. Spencer and Uno Associates and is filed to reflect information required by Rule 13d-2 under the Securities Exchange Act, as amended, with respect to the common stock, $.01 par value per share (the "Common Stock"), of Uno Restaurant Corporation, a Massachusetts corporation (the "Issuer"). Previous to this Amendment No. 8, the Schedule 13D was recently amended by
(i) Amendment No. 5 to Schedule 13D filed with the Securities and Exchange Commission on November 17, 2000 by Aaron D. Spencer, Uno Associates, Craig S. Miller, Robert M. Vincent, Robert M. Brown, Alan M. Fox and Paul W. MacPhail;
(ii) Amendment No. 6 to Schedule 13D filed with the Securities Exchange Commission on March 12, 2001 by Aaron D. Spencer, Uno Associates, Craig S. Miller, Robert M. Vincent, Robert M. Brown, Alan M. Fox, Paul W. MacPhail, Lisa S. Cohen and Mark Spencer and; (iii) Amendment No. 7 to Schedule 13D filed by Aaron D. Spencer, Uno Associates, Craig S. Miller, Robert M. Vincent, Alan M. Fox, Paul W. MacPhail, Lisa S. Cohen, Mark Spencer, Uno Restaurant Holdings Corporation, a Delaware corporation ("Parent") and Uno Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Newco"). This Amendment No. 8 to Schedule 13D is filed jointly by Aaron D. Spencer, Uno Associates, Craig S. Miller, Robert M. Vincent, Alan M. Fox, Paul W. MacPhail, Lisa S. Cohen, Mark Spencer, and Parent (collectively, the "Reporting Persons"). In Amendment No. 5, Aaron D. Spencer and Uno Associates were first joined as filing persons to this Schedule 13D by Craig
S. Miller, Robert M. Vincent, Robert M. Brown, Alan M. Fox and Paul W. MacPhail. In Amendment No. 6, Lisa S. Cohen and Mark Spencer first joined as filing persons in their respective individual capacity. In Amendment No. 7, Parent and Newco first joined as Reporting Persons and Robert M. Brown ceased to be a filing person. Newco has merged with the Issuer and has ceased to be a filing person under this Schedule 13D.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Pursuant to the Agreement and Plan of Merger dated April 19, 2001 between Issuer, Parent and Newco, the merger (the "Merger") of Newco with and into Issuer, with the Issuer as the surviving corporation was completed on July 31, 2001. As a result of the Merger and the transactions consummated in connection therewith, Issuer has become a privately held, wholly owned subsidiary of Parent, which holds all 11,017,554 outstanding shares of common stock of the Issuer. The Merger was approved by the Issuer's stockholders at a meeting held on July 30, 2001. Aaron D. Spencer, Uno Associates, Craig S. Miller, Robert M. Vincent, Alan M. Fox, Paul W. MacPhail, Lisa S. Cohen and Mark Spencer hold all the outstanding shares of capital stock of Parent. Messrs. Spencer (Aaron), Miller, Vincent, Fox and MacPhail are officers and directors of Parent.



                                    11 of 13

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            UNO ASSOCIATES


                                            By: /s/ Aaron D. Spencer
Dated: August 16, 2001                          ------------------------
                                                Aaron D. Spencer,
                                                a general partner



                                            UNO RESTAURANT HOLDINGS CORPORATION


                                            By: /s/ Aaron D. Spencer
                                                -------------------------
                                                Aaron D. Spencer
                                                Chairman



                                                /s/ Aaron D. Spencer
                                                -------------------------
                                                Aaron D. Spencer



                                                /s/ Craig S. Miller     *
                                                -------------------------
                                                Craig S. Miller



                                                /s/ Robert M. Vincent   *
                                                -------------------------
                                                Robert M. Vincent





                                    12 of 13

                                            /s/ Alan M. Fox            *
                                            ----------------------------------
                                            Alan M. Fox



                                            /s/ Paul W. MacPhail       *
                                            ----------------------------------
                                            Paul W. MacPhail



                                            /s/ Lisa S. Cohen         *
                                            ----------------------------------
                                            Lisa S. Cohen



                                            /s/ Mark Spencer          *
                                            -----------------------------------
                                            Mark Spencer



                                            *By: /s/ Aaron D. Spencer
                                                 ------------------------------
                                                 Aaron D. Spencer,
                                                 Attorney-in-Fact


                  POWERS OF ATTORNEY HAVE BEEN FILED WITH THIS
                                  SCHEDULE 13D






                                    13 of 13